UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No .          )

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 26, 2024, Parks! America, Inc. issued the below press release:

Parks! America, Inc. Announces Leading Independent Proxy Advisory Firms, ISS & Glass Lewis, Recommend Parks! America Shareholders Vote “AGAINST” Each of Focused Compounding’s Proposals at Today’s Special Meeting

Both Firms Reject Focused Compound’s Takeover Attempt and Support CEO Lisa Brady and the Incumbent Board of Directors

PINE MOUNTAIN, Georgia - February 26, 2024 -- Parks! America, Inc. (OTCPink: PRKA) (the “Company” or “Parks! America”), a leading operator of regional safari parks in the U.S. announced today that both leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lews”) each recommended that Parks! America, Inc. shareholders vote “AGAINST” all Focused Compounding Fund, LP (collectively with its affiliates, “Focused Compounding”) proposals at today’s Special Meeting of Stockholders (the “Special Meeting”).

ISS and Glass Lewis are leading independent proxy advisory firms which, among other services, provide proxy voting recommendations to pension funds, investment managers, mutual funds and other institutional shareholders. Their voting analyses and recommendations are relied upon by thousands of major institutional investment firms, mutual funds and fiduciaries throughout the world.

In recommending “AGAINST” the Focused Compounding proposals attempting to “take over”1 the Company without paying a control premium to shareholders, ISS2 concluded, “Given the lack of detail of the dissident critique, and the lack of a go-forward plan underlying its attempt at board control, support for the dissident campaign is not warranted.”

Glass Lewis3 noted, “… we do not believe the shareholder’s solicitation has met the bar for shareholders to endorse a full change in control of the board at this point in time. Accordingly, we recommend that shareholders vote AGAINST all proposals.

Lisa Brady, CEO of Parks! America, commented, “We are pleased with the recommendations of the independent proxy advisory firms. The Board of Directors and the management team of Parks! America are executing a strategic plan to improve our properties, create new attractions and improve overall guest experiences. Our focus is to drive value for all of our loyal shareholders.”

1 See DFAN14A filed by Focused Compounding on January 8, 2024 with the U.S. Securities and Exchange Commission (the “SEC”).
2 Permission to quote from the ISS report was neither sought nor obtained.
3 Permission to quote from the Glass Lewis report was neither sought nor obtained.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”). Additionally, the Company, its directors and certain of its executive officers may also be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the Special Meeting. In connection with the Special Meeting, the Company filed a definitive proxy statement with the SEC on February 12, 2024 (the “Definitive Proxy Statement”). The Company also intends to file a definitive proxy statement and a WHITE Proxy Card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the 2024 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENTS, THE ACCOMPANYING WHITE PROXY CARDS AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE 2024 ANNUAL MEETING AND TO THE SPECIAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Stockholders will be able to obtain the definitive proxy statement with respect to the 2024 Annual Meeting and the Definitive Proxy Statement with respect to the Special Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady,
President and Chief Executive Officer
(706) 663-8744